EXHIBIT 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
investor@spatializer.com
SPATIALIZER AUDIO LABORATORIES, INC. REPORTS
FIRST QUARTER OPERATING RESULTS
     San Jose, Calif., May 15, 2006- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the first quarter ended March 31, 2006.
     Revenues for the three months ended March 31, 2006 were $100,000, compared to revenues of $332,000 in the comparable period last year, a decrease of 70%.
     Net loss in the three months ended March 31, 2006 was ($173,000), ($0.00) basic per share, compared with net income of $10,000, $0.00 basic and diluted per share, in the comparable period last year.
     Revenues in the three months ended March 31, 2006 were lower due to end-of-life on license programs and no recognition of deferred revenue, which had been recognized in the comparable period last year. The net loss resulted from decreased revenues, partially offset by lower operating expenses.
     At March 31, 2006, the Company had $352,000 in cash and cash equivalents as compared to $551,000 at December 31, 2005. The decrease in cash resulted from the net loss, a decrease in accounts payable and a decrease in notes payable, partially offset by a decrease in accounts receivable. The Company had working capital of $397,000 at March 31, 2006 as compared with working capital of $560,000 at December 31, 2005.
     About Spatializer
     Spatializer Audio Laboratories Inc. is developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology is incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.

PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS

	March 31,	December 31,
	2006	2005
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$352,337	$550,633
Accounts Receivable, net	95,365	155,233
Prepaid Expenses and Deposits	16,210	34,104

Total Current Assets	463,912	739,970

Fixed Assets
Accumulated Depreciation

Property and Equipment, net	14,337	18,403
Intangible Assets, net	132,972	138,548

Total Assets	$611,221	$896,921

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	—	10,443
Accounts Payable	8,966	14,195
Accrued Wages and Benefits	15,140	48,095
Accrued Professional Fees	—	34,000
Accrued Commissions	42,105	31,917
Accrued Expenses	1,000	40,869

Total Current Liabilties	67,211	179,519

Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 48,763,383 shares issued and outstanding at March 31,2006 and December 31, 2005	469,772	469,772
Additional Paid-In Capital	46,430,030	46,430,030
Accumulated Deficit	(46,355,792)	(46,182,400)

Total Shareholders’ Equity	544,010	717,402

	$611,221	$896,921

See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month Period Ended
	March 31,	March 31,
	2006	2005
Revenues:
Royalty Revenues	$100,488	$331,950
Cost of Revenues	10,189	33,872

Gross Profit	90,299	298,078
Operating Expenses:
General and Administrative	118,367	151,201
Research and Development	144,901	99,290
Sales and Marketing	1,241	39,253

	264,509	289,744

Operating (Loss)	(174,210)	8,334

Interest and Other Income	3,219	2,920
Interest and Other Expense	—	(1,240)

	3,219	1,680

Income (Loss) Before Income Tax	(170,991)	10,014
Income Taxes	2,400	—

Net Income (Loss)	$(173,391)	$10,014
Basic and Diluted Earnings Per S	$(0.00)	$0.00

Weighted Average Shares Outstanding	48,763,383	46,975,365

See notes to consolidated financial statements
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